UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 18, 2020

Date of Report (Date of earliest event reported)

Bicycle Therapeutics plc

(Exact name of registrant as specified in its charter)

England and Wales	001-38916	Not applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

B900, Babraham Research Campus Cambridge CB22 3AT United Kingdom	Not Applicable
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: +44 1223 261503

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary shares, nominal value £0.01 per share	n/a	The Nasdaq Stock Market LLC*
American Depositary Shares, each representing one ordinary share, nominal value £0.01 per share	BCYC	The Nasdaq Stock Market LLC

* Not for trading, but only in connection with the listing of the American Depositary Shares on The Nasdaq Stock Market LLC.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter). Emerging growth company    ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 8.01 Other Events.

On February 25, 2020, Bicycle Therapeutics plc (the “Company”) received the English translation of a judgment issued on February 18, 2020 by the Court of Appeal of The Hague (the “Court of Appeal”) relating to ongoing litigation between the Company’s subsidiary, BicycleRD Limited (“BicycleRD”), and Pepscan Systems B.V. and its affiliates (“Pepscan”).

In 2009, BicycleRD entered into a non-exclusive patent license agreement with Pepscan, pursuant to which it licensed rights related to the scaffold used for Bicycles contained in the Company’s lead product candidate, BT1718, which is currently in clinical trials sponsored by Cancer Research UK (“CRUK”), and in THR-149, which has been licensed to Oxurion N.V. (“Oxurion”). The agreement required BicycleRD to enter into a framework services agreement with Pepscan under which Pepscan would provide certain Bicycles not produced by BicycleRD. In 2010, BicycleRD entered into such a framework services agreement. In 2015, BicycleRD terminated the framework services agreement in accordance with its terms. Subsequently, in 2016, Pepscan terminated the patent license agreement. Since 2015, the Company has ceased using the scaffolds claimed by Pepscan in the Company’s new product candidates and has instead developed proprietary scaffold technology of its own.

BicycleRD instituted proceedings in the District Court of The Hague (the “District Court”) to contest the right of Pepscan to terminate the patent license agreement. BicycleRD included a conditional claim for a ruling that the licensed patent relevant to BicycleRD’s activities is invalid. In response, Pepscan claimed, among other things, that the termination of the framework services agreement and alleged breaches by BicycleRD of confidentiality obligations constituted grounds for the termination of the patent license agreement.

In an interlocutory judgement delivered in April 2018, the District Court rejected Pepscan’s claim that it was entitled to terminate the patent license agreement on the basis of a breach of a purported exclusive supply obligation. The District Court reserved for further proceedings a decision on both the validity of the Pepscan patent and the question of whether BicycleRD breached its confidentiality obligations. In July 2018, Pepscan appealed the decision of the District Court, and the proceedings before the District Court were stayed pending a decision in that appeal.

On February 18, 2020, the Court of Appeal ruled that Pepscan was entitled to terminate the license agreement and granted a worldwide injunction against BicycleRD exploiting the licensed Pepscan patents and any related know-how, subject to a civil daily fine of EUR 25,000 in the event of non-compliance. BicycleRD intends to appeal the decision of the Court of Appeal to the Dutch Supreme Court and is preparing for further proceedings before the District Court, in particular concerning BicycleRD’s invalidity claim, the claim related to know-how and the assessment of damages should a proceeding for such an assessment be initiated by Pepscan.

Pending such further proceedings, BicycleRD will comply with the injunction issued by the Court of Appeal. The injunction by its terms applies only to BicycleRD, and BicycleRD and the Company do not believe it does or can apply to the Company’s collaboration partners, CRUK and Oxurion, which are not parties to the patent license agreement under which the injunction was issued, or that it will have a material adverse effect on the development of BT1718 or THR-149, the only two of the Company’s product candidates using a scaffold claimed by Pepscan.

The patent that is the subject of these proceedings expires in February 2024.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 28, 2020	BICYCLE THERAPEUTICS PLC

	By:	/s/ Lee Kalowski
Name: Lee Kalowski
Title: Chief Financial Officer